EXHIBIT 17.1

                     Resolution of the Board of Directors of
                              Blue Industries, Inc.
                              A Nevada Corporation



DATE:             15th day of January 2005.

REASON: To authorize the addition and approval of the election of the following as a Director of the Company until his successors are elected or approved.

ACTION: Motion by Patrick Gouverneur, Sole Director of the Company to authorize the addition and approve of the election of the following as a Director of the Company until his successors are elected or approved: (1.) Roger E. Pawson. Motion unanimously approved.



     That the Company will take all steps necessary in furtherance of the enactment of the preceding provisions.

     This is to certify that the undersigned are duly authorized representatives of the Board of Directors of Blue Industries, Inc., a Nevada corporation and that the foregoing Resolution was duly adopted on this 15th day of January 2005.




                                   /s/ Patrick Gouverneur
                                   ---------------------------------------------
                                   Patrick Gouverneur, Sole Officer and Director